Exhibit 99.1

[Logo of Michael Foods Inc.]	NEWS

301 Carlson Parkway ■ Suite 400 ■ Minnetonka, MN 55305 ■ (952) 258-4000 FAX (952) 258-4911 Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

CONTACT:	Mark D. Witmer Treasurer & Secretary (952) 258-4906

For Immediate Release

MICHAEL FOODS REPORTS SECOND QUARTER RESULTS

MINNETONKA, Aug. 4 — Michael Foods, Inc. today reported financial results for the quarterly period ended June 30, 2005. Net earnings for the three months ended June 30, 2005 were $8.2 million, compared to $7.4 million in the 2004 period, an increase of 11%. Net sales for the three months ended June 30, 2005 were $301.1 million, compared to $324.7 million in the 2004 period, a decrease of 7%. Net earnings for the six months ended June 30, 2005 were $15.1 million, compared to $15.6 million in the 2004 period, a decrease of 3%. Net sales for the six months ended June 30, 2005 were $606.1 million, compared to $665.3 million in the 2004 period, a decrease of 9%.

Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our credit agreement) for the three months ended June 30, 2005 were $43.3 million, compared to $42.8 million in the 2004 period, an increase of 1%. EBITDA for the six months ended June 30, 2005 was $84.9 million, compared to $86.3 million in the 2004 period, a decrease of 2%. We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance, it is used to determine incentive compensation levels and it is a key measurement contained in the financial covenants of our senior indebtedness.

Commenting on the second quarter results, Chairman, President and Chief Executive Officer Gregg A. Ostrander said, “We are pleased that our mix of businesses continued to generate increasing EBITDA in the second quarter, compared to year ago results. Our largest division, Egg Products, continued to perform well. Pricing for eggs has fluctuated significantly the past 18 months, from record high levels in early 2004 to some of the lowest levels seen in recent years currently. Despite such volatility in egg prices, our Egg Products earnings so far in 2005 have nearly matched 2004 levels, demonstrating our ability to succeed in a variety of egg pricing environments. A strong performance from our higher value-added egg products lines is largely offsetting markedly weak results from food ingredient egg products.”

Ostrander added, “Our Refrigerated Distribution operations were mixed. Although net sales fell, due to the dramatic decrease in the shell egg market year-over-year, EBITDA for the division increased 17%, reflecting good results from our core branded cheese line. Lastly, Potato Products results showed strong net sales and EBITDA growth. Improved raw material quality boosted processing yields, retail and foodservice unit volumes were strong and pricing rose, aided by an improved product mix, driving a 111% rise in the division’s EBITDA compared to 2004 levels.”

Ostrander concluded, “We continue to battle cost pressures, such as high fuel and packaging expenses. The former impacts both our plant operating costs (natural gas) and our transportation costs (diesel). We are working to overcome these obstacles with a combination of volume growth, productivity enhancements and cost savings initiatives. Also, our free cash flow generation remains at, or above, our expectations, with cash and cash equivalents currently in excess of $50 million.”

Unaudited segment data follows (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total

Quarter ended June 30, 2005:
External net sales	$211,823	$65,043	$24,259	N/A	$301,125
EBITDA*	34,533	4,708	5,698	(1,623)	43,316
Quarter ended June 30, 2004:
External net sales	$234,950	$70,616	$19,118	N/A	$324,684
EBITDA*	37,663	4,038	2,696	(1,620)	42,777
Six months ended June 30, 2005:
External net sales	$427,085	$130,908	$48,096	N/A	$606,089
EBITDA*	68,510	9,381	10,519	(3,542)	84,868
Six months ended June 30, 2004:
External net sales	$484,713	$141,939	$38,644	N/A	$665,296
EBITDA* (a)	75,053	8,642	5,829	(3,248)	86,276

*	as defined in our senior credit facility.

(a)	Egg Products results include approximately $2,000 related to amounts received under patent infringement settlements in the 2004 period.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles our net earnings to EBITDA for the three months ended June 30, 2005 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total

Net earnings (loss)	$11,333	$2,130	$2,484	$(7,716)	$8,231
Interest expense, excluding amortization of debt issuance costs	76	—	—	11,049	11,125
Amortization of debt issuance costs	—	—	—	516	516
Income tax expense (benefit)	6,499	1,290	1,490	(4,342)	4,937
Depreciation and amortization	14,810	1,151	1,593	1	17,555
Equity sponsor management fee	—	—	—	432	432
Industrial revenue bonds related expenses	238	—	—	—	238
Other	1,665	137	131	(1,563)	370

	34,621	4,708	5,698	(1,623)	43,404
Less:
Unrealized gains on swap contracts	(88)	—	—	—	(88)

EBITDA (as defined in our senior credit facility)	$34,533	$4,708	$5,698	$(1,623)	$43,316

The following table reconciles our net earnings to EBITDA for the three months ended June 30, 2004 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total

Net earnings (loss)	$11,507	$1,720	$462	$(6,300)	$7,389
Interest expense, excluding amortization of debt issuance costs	140	—	—	10,273	10,413
Amortization of debt issuance costs	—	—	—	510	510
Income tax expense (benefit)	8,113	1,070	290	(4,842)	4,631
Depreciation and amortization	14,020	1,117	1,821	2	16,960
Equity sponsor management fee	—	—	—	375	375
Industrial revenue bonds related expenses	245	—	—	—	245
Other non-recurring charges related to acquisition accounting	888	—	—	—	888
Transaction expenses	—	—	—	189	189
Other	2,750	131	123	(1,827)	1,177

EBITDA (as defined in our senior credit facility)	$37,663	$4,038	$2,696	$(1,620)	$42,777

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, and Northern Star Co.

Consolidated statements of earnings follow:

Michael Foods, Inc.

Consolidated Statements of Earnings

For the Three and Six Month Periods Ended June 30,

(000’s, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Net sales	$301,125	$324,684	$606,089	$665,296
Cost of sales	242,396	267,128	490,058	552,474

Gross profit	58,729	57,556	116,031	112,822
Selling, general & administrative	33,865	33,577	67,612	64,869

Operating profit	24,864	23,979	48,419	47,953
Interest expense, net	11,637	10,781	23,615	21,561
Other expense	59	1,178	688	1,072

Earnings before income taxes	13,168	12,020	24,116	25,320
Income tax expense	4,937	4,631	9,041	9,750

NET EARNINGS	$8,231	$7,389	$15,075	$15,570

Selected Balance Sheet Information (unaudited):
			June 30, 2005	December 31, 2004
Cash and equivalents			$58,179	$31,816

Accrued interest			5,003	5,144

Total debt, including current maturities			746,784	750,783

Certain items in this release may be forward-looking statements. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and cheese, which can result in pricing and profit margin volatility for certain egg products and cheese. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

# # #